Exhibit 3.8
ARTICLES OF CORRECTION
OF
ARTICLES OF AMENDMENT
OF
DIGITAL RECORDERS, INC.
     Pursuant to §55D-14 of the General Statutes of North Carolina, the undersigned corporation hereby submits these Articles of Correction for the purpose of correcting a document filed with the North Carolina Department of the Secretary of State on June 28, 2005.
1.	The name of the Corporation is Digital Recorders, Inc.

2.	On June 28, 2005, the North Carolina Secretary of State filed for the corporation Articles of Amendment with a Certificate of Designation attached as Exhibit A for a series of stock designated as “Series G Convertible Preferred Stock”.

3.	Said Certificate of Designation contained an error in Section 3, Voting Rights. The dollar amount shown in said Section 3 should be $2.23, rather than $2.21 as stated in the original document filed on June 28, 2005.

4.	The document should be corrected to show the dollar amount in Section 3, Voting Rights to be $2.23.
     Dated this ___day of July, 2005.

DIGITAL RECORDERS, INC.
By
David L. Turney, President